Exhibit 99.1

NF Energy Saving Corporation Enters into MOU to Acquire Chongqing Guanzan Technology

New York, Dec. 02, 2019 (GLOBE NEWSWIRE) -- NF Energy Saving Corporation (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it had entered into a legally binding Memorandum of Understanding (“MOU”) to acquire Chongqing Guanzan Technology Co., Ltd. (“Chongqing Guanzan”), a Chinese medical device distributor, serving more than 200  full-service specialty hospitals in Southwest China, through its wholly-owned subsidiary Beijing Xin Rong Xin Industrial Development Co., Ltd.

Pursuant to the MOU, Chongqing Guanzan will, through an internal restructuring, acquire an 80% controlling interest in its current affiliate under common control, Chongqing Shude Pharmaceutical Co., Ltd (“Shude Pharmaceutical”), within 15 days of the signing of the MOU.  Chongqing Shude is a Chinese medical device distributor with distribution channels covering 3,000 pharmacies, over 3,000 clinics and 50 private and public hospitals nationwide. The closing of the Chongqing Guanzan acquisition will be conditioned upon, among other things, the successful closing of the Shude Pharmaceutical acquisition. Upon completion of the Chongqing Guanzan acquisition for which no assurance can be provided, Chongqing Guanzan and Shude Pharmaceutical are expected to share their distribution channels with BIMI and assist BIMI’s subsidiary Boqi Zhengji Pharmacy Chain Co., Ltd. with its retail store expansion and membership development in Southwest China. BIMI intends that Chongqing Guanzan will operate as a wholly-owned subsidiary led by its existing management team.

The MOU provides an exclusivity period of 12 months, during which time Chongqing Guanzan may not engage in discussions or enter into an agreement for the purpose of its sale or acquisition by a third party. If the contemplated acquisition fails due to reasons attributable to Chongqing Guanzan, Chongqing Guanzan shall pay a breakup fee in the amount of $150,000 to BIMI. BIMI is not liable for any breakup fee.

A definitive agreement for the Chongqing Guanzan acquisition is expected to be entered into within the next 6-12 months. The agreement will be subject to standard closing conditions and approvals, including certain regulatory approvals.  The agreement is expected to set forth a purchase price of approximately RMB 100 million for all of the shares of Chongqing Guanzan, based on the aggregate annual revenue of Chongqing Guanzan and Shude Pharmaceutical in the most recent two fiscal years. The purchase price will be subject to post-closing adjustments based on performance of Chongqing Guanzan and Shude Pharmaceutical.

About NF Energy Saving Corporation

NF Energy Saving Corporation (NASDAQ: BIMI) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. In February 2019, the Board of Directors of the Company was reorganized following efforts led by Mr. Yongquan Bi, the Company’s new Chairman, with a renewed focus on the health industry.

About Chongqing Guanzan Technology Co., Ltd.

Chongqing Guanzan Technology Co., Ltd. is a Chinese wholesaler and retailer of medical devices. The company has business licenses in China such as Business Permit for Medical Devices, Recordation Certificate For Business Activities Involving Class II Medical Devices, etc. Chongqing Guanzan has about ten world-leading medical device suppliers such as Stryker, GE, Siemens, Philips and Olympus, and more than 200 customers which are primarily full-service specialty hospitals in Southwest China. Chongqing Guanzan reported a revenue of RMB 28 million and profit of RMB 3 million in 2018 and a revenue of RMB 32 million and RMB 3.5 million in 2019.

About Chongqing Shude Pharmaceutical Co., Ltd.

Found in 1996, Chongqing Shude Pharmaceutical Co., Ltd. is a pharmaceutical company headquartered in Southwest China that markets medicines and medical devices. The company has Chinese business licenses such as Business Permit for Medical Devices, Drug Wholesale Distribution License, etc. Chongqing Shude currently works with more than 100 pharmaceutical companies as their pharmaceutical distributors. Chongqing Shude also has a wide range of distribution channels including over 3,000 pharmacies, over 3,000 clinics, and over 50 private and public hospitals nationwide. Shude Pharmaceutical  reported a revenue of RMB 52 million and profit of RMB 4.2 million in 2018 and a revenue of RMB 68 million and RMB 5.8 million in 2019.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered “forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the efficacy of investment in research and development are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com